PROSPECTUS Dated March 26, 1998                     Pricing Supplement No. 31 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-46935
Dated April 6, 1998                                          Dated June 26, 1998
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
              Euro Floating Rate Senior Bearer Notes Due July 2001

                             -----------------------


     The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due July 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:          JPY 1,000,000,000

Maturity Date:             July 23, 2001; provided that if
                           such day is not a Business Day,
                           the Maturity Date will be the next
                           succeeding day that is a Business
                           Day.

Settlement and
   Issue Date:             July 23, 1998

Interest Accrual Date:     July 23, 1998

Issue Price:               100.00%

Specified Currency:        Japanese Yen ("JPY")

Redemption Percentage
   at Maturity:            100%

Base Rate:                 LIBOR

Reporting Service:         Telerate 3750

Spread (Plus or Minus):    Minus 0.07% per annum

Spread Multiplier:         N/A

Alternate Rate
   Spread Event:           N/A

Index Currency:            Japanese Yen

Index Maturity:            3 Months

Maximum Interest Rate:     N/A

Minimum Interest Rate:     N/A

Initial Redemption Date:   N/A

Initial Redemption
   Percentage:             N/A

Annual Redemption
   Percentage Reduction:   N/A

Paying Agent:              The Chase Manhattan Bank
                           (London Branch)

Denominations:             JPY 100,000,000

Common Code:               008927812

ISIN:                      XS0089278120

Optional Repayment
   Date(s):                N/A

 Total Amount of OID:      None

Original Yield
   to Maturity:            N/A

Initial Accrual
   Period OID:             N/A

Interest Payment Dates:    Each January 23, April 23, July 23 and
                           October 23, commencing October 23, 1998; provided that if any such day is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day.

Interest Payment Period:   Quarterly

Initial Interest Rate:     To be determined two London
                           Banking Days prior to the date of
                           issuance.

            Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER

(Continued from previous page)

Initial Interest
   Reset Date:             October 23, 1998; provided that if any such day
                           is not a Business Day, such Initial Interest Reset
                           Date will be the next succeeding day that is a Business Day.

Interest Reset Dates:      Each Interest Payment Date.

Interest Reset Periods:    The period from and including an
                           Interest Reset Date to but
                           excluding the immediately
                           succeeding Interest Reset Date.

Business Days:             Tokyo, London, New York

Agent:                     Morgan Stanley & Co.
                           International Limited

Calculation Agent:         The Chase Manhattan Bank
                           (London Branch)